NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@TFB.bank

Fauquier Bankshares Announces Year End and Fourth Quarter 2015 Results
WARRENTON, VA, February 10, 2016 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS), parent company of The Fauquier Bank (the "Bank"), reported a net loss of $612,000 for the year ended December 31, 2015 compared with net income of $4.81 million for the year ended December 31, 2014. Basic and diluted loss per share for the year ended December 31, 2015 were $0.16, compared with basic and diluted earnings per share of $1.29 and $1.28, respectively, for 2014. The decrease in year-to-year earnings was attributable to a loan loss provision of $8.0 million for 2015 compared with no provision in 2014.
The provision for loan loss of $8.0 million is primarily based on a third-party field audit received by the Bank on November 18, 2015. The audit identified a potentially fraudulent commercial loan relationship, totaling $8.5 million, made up of five loans to one borrower. It also indicated potential evidence of a sophisticated loan scheme by the borrower, orchestrated to deceive and avoid attention of the Bank through the falsification of financial documents and other false statements. As stated in the November 20, 2015 Form 8-K filing with the U.S. Securities and Exchange Commission, Fauquier Bankshares recognized an impairment charge of $5.5 million based on a best efforts estimation of value of collateral with respect to the loan relationship, including inventory, receivables and equipment. The filing also estimated that the range of impairment on the five loans could be between $4.2 million and $6.4 million. The impairment loss was increased to a total of $8.5 million for the quarter ended December 31, 2015. Negotiations are in process for the sale of the assets of the borrower. Any future receipt of sale proceeds will be recognized as a loan recovery in the quarter when received.
"We have investigated and will continue to investigate this matter thoroughly. We have committed the necessary resources and legal measures to best protect our shareholders and the assets of our Company," said Randy Ferrell, President and CEO of Fauquier Bankshares. "Our investigation leads us to believe that this situation is isolated to the five loans, and our information has been turned over to the appropriate authorities for a prospective criminal investigation."
Ferrell said, "After comprehensive review, we are confident that the Bank's loan policies, internal controls and underwriting are fundamentally sound. Our uncompromising focus on credit quality and the adequacy of our loan loss reserves, position us to resolve this situation with minimal impact to future earnings, we believe. Finally, the Bank's capital strength, most of it in the form of tangible equity, remains well above all current capital requirements of its regulators."
For the fourth quarter of 2015, Fauquier Bankshares had a net loss of $3.75 million compared with net income of $1.15 million for the fourth quarter of 2014. The quarter-to-quarter decrease in earnings was attributable to a $7.8 million loan loss provision during the fourth quarter of 2015 compared with no provision for the same quarter one year earlier. Basic and diluted loss per share for the fourth quarter of 2015 were $1.00, compared with basic and diluted earnings per share of $0.31 and $0.30, respectively, in the fourth quarter of 2014.
Return on average assets was -0.10% and return on average equity was -1.09% for the year ended December 31, 2015, compared with 0.80% and 8.98%, respectively, for 2014. For the fourth quarter of 2015, Fauquier Bankshares' return on average assets was -2.46% and return on average equity was -26.90%, compared with 0.76% and 8.33%, respectively, for the fourth quarter of 2014.
Net interest margin was 3.62% for the year ended December 31, 2015, compared with 3.55% in 2014. Net interest income for the year ended December 31, 2015 increased $361,000 or 1.9%, compared with the same period in 2014. Net interest margin was 3.59% in the fourth quarter of 2015, compared with 3.47% for the same period in 2014. Net interest income for the fourth quarter of 2015 increased $197,000 or 4.1% when compared with the fourth quarter of 2014.
Nonperforming assets totaled $3.21 million or 0.53% of total assets at December 31, 2015, compared with $2.63 million or 0.43% as of December 31, 2014. Included in nonperforming assets at December 31, 2015 were $1.85 million of nonperforming loans and $1.36 million of other real estate owned. Nonperforming loans represent 0.41% of total loans at year end 2015, compared with 0.28% at year-end 2014.
Net loan charge-offs were $9.20 million for the year ended December 31, 2015, compared with $1.28 million in 2014. The ratio of net charge-offs to average loans for 2015 was 2.04% compared with 0.29% for 2014. For the fourth quarter of 2015, net charge-offs were $8.38 million or 1.84% of average loans compared with $1.2 million or 0.28% of average loans for the same period in 2014. Allowance for loan losses was $4.19 million or 0.94% of total loans at December 31, 2015, compared with $5.39 million or 1.22% of total loans at December 31, 2014.
Noninterest income, excluding securities gains and losses, decreased $205,000 to $6.41 million for the year ended December 31, 2015 compared to $6.62 million for the same period in 2014. Noninterest income, excluding securities gains and losses, decreased slightly to $1.56 million for the fourth quarter 2015 compared with $1.57 million for the same period in 2014.
Noninterest expense for the year ended December 31, 2015 increased $379,000 to $20.19 million compared with $19.81 million for the same period in 2014. Noninterest expense for the fourth quarter 2015 decreased $343,000 to $4.61 million compared with $4.95 million for the same period in 2014.
Total assets were $601.4 million at December 31, 2015 compared with $606.3 million at December 31, 2014. Total loans, net were $442.7 million at December 31, 2015 compared with $435.1 million at December 31, 2014. Total deposits were $524.3 million at December 31, 2015 compared with $525.2 million at December 31, 2014. Transaction deposits (Demand & NOW accounts) increased $9.9 million to $320.2 million at December 31, 2015 compared with $310.3 million at December 31, 2014, representing 61.1% of total deposits.
Shareholders' equity decreased to $52.6 million at December 31, 2015 compared with $55.2 million at December 31, 2014. The book value of Fauquier Bankshares' stock was $14.06 per common share as of December 31, 2015. Fauquier Bankshares' stock price closed at $15.35 per share on February 9, 2016.
On January 1, 2015, new minimum capital requirements became effective as part of the Basel III regulatory capital reforms. On December 31, 2015, the Bank's leverage ratio was 9.13% and the Bank's common equity tier 1 capital ratio was 11.64%. The Bank's tier 1 and total risk-based ratios were 11.64% and 12.53%, respectively, on December 31, 2015. The Bank exceeds all fully phased-in capital requirements of Basel III (effective January 1, 2015 with the fully phased-in requirements effective January 1, 2019) on December 31, 2015.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William Counties in Virginia. Additional information is available at http://www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014

EARNINGS STATEMENT DATA:
Interest income	$5,436	$5,460	$5,425	$5,373	$5,422
Interest expense	438	448	516	560	621
Net interest income	4,998	5,012	4,909	4,813	4,801
Provision for loan losses	7,800	100	100	-	-
Net interest income (loss) after provision for loan losses	(2,802)	4,912	4,809	4,813	4,801
Noninterest income	1,562	1,881	1,695	1,276	1,569
Securities gains (losses)	1	3	-	-	3
Noninterest expense	4,609	5,212	5,150	5,215	4,952
Income (loss) before income taxes	(5,848)	1,584	1,354	874	1,421
Income taxes	(2,098)	238	305	131	269
Net income (loss)	$(3,750)	$1,346	$1,049	$743	$1,152

PER SHARE DATA:
Net income (loss) per share, basic	$(1.00)	$0.36	$0.28	$0.20	$0.31
Net income (loss) per share, diluted	$(1.00)	$0.36	$0.28	$0.20	$0.30
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.17
Average basic shares outstanding	3,744,562	3,744,562	3,744,562	3,737,111	3,730,877
Average diluted shares outstanding	3,767,288	3,764,416	3,761,545	3,751,222	3,754,334
Book value at period end	$14.06	$15.24	$14.98	$14.87	$14.78
BALANCE SHEET DATA:
Total assets	$601,400	$594,204	$597,792	$597,384	$606,286
Loans, net	442,669	460,705	447,344	439,318	435,070
Investment securities	56,510	56,790	58,764	57,038	58,700
Deposits	524,294	511,081	516,248	516,157	525,215
Transaction accounts (Demand & NOW accounts)	320,169	308,060	315,347	303,320	310,342
Shareholders' equity	52,633	57,083	56,079	55,688	55,157
PERFORMANCE RATIOS:
Net interest margin(1)	3.59%	3.69%	3.62%	3.59%	3.47%
Return on average assets	(2.46%)	0.90%	0.70%	0.50%	0.76%
Return on average equity	(26.90%)	9.40%	7.51%	5.42%	8.33%
Efficiency ratio(2)	69.16%	72.73%	76.74%	84.18%	76.42%
Yield on earning assets	3.90%	4.02%	4.00%	4.01%	3.91%
Cost of interest bearing liabilities	0.40%	0.41%	0.47%	0.51%	0.55%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014
ASSET QUALITY RATIOS:
Nonperforming loans	$1,849	$2,305	$876	$1,593	$1,227
Other real estate owned	1,356	1,524	1,871	1,406	1,406
Total nonperforming assets	3,205	3,829	2,747	2,999	2,633
Restructured loans still accruing	5,495	5,220	6,731	7,402	7,431
Student loans (U. S. Government guaranteed) past due 90 or more days and still accruing	2,814	2,907	3,173	2,721	4,551
Loans past due 90 or more days and still accruing	-	-	85	2	-
Total nonperforming and other risk assets	$11,514	$11,956	$12,736	$13,124	$14,615

Nonperforming loans to total loans, period end	0.41%	0.50%	0.19%	0.36%	0.28%
Nonperforming assets to period end total assets	0.53%	0.64%	0.46%	0.50%	0.43%
Allowance for loan losses	$4,193	$4,776	$4,684	$5,386	$5,391
Allowance for loan losses to period end loans	0.94%	1.03%	1.04%	1.21%	1.22%
Allowance for loan losses as percentage of nonperforming loans, period end	226.77%	207.20%	534.70%	338.10%	439.36%
Net loan charge-offs for the quarter	$8,382	$8	$802	$6	$1,204
Net loan charge-offs to average loans	1.84%	0.00%	0.18%	0.00%	0.28%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.13%*	9.98%*	9.75%*	9.65%*	9.48%
Common equity tier 1 capital ratio (Bank only)	11.64%*	12.05%*	12.14%*	12.23%*	NA
Tier 1 risk-based capital ratio (Bank only)	11.64%*	12.05%*	12.14%*	12.23%*	12.84%
Total risk-based capital ratio (Bank only)	12.53%*	13.02%*	13.12%*	13.38%*	14.05%
Tangible equity to total assets (Consolidated Company)	8.75%	9.61%	9.38%	9.32%	9.10%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019, the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conservation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total for 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conservation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Twelve Month Period Ended,
	Dec. 31, 2015	Dec. 31, 2014
EARNINGS STATEMENT DATA:
Interest income	$21,694	$21,935
Interest expense	1,962	2,564
Net interest income	19,732	19,371
Provision for loan losses	8,000	-
Net interest income after
provision for loan losses	11,732	19,371
Noninterest income	6,414	6,619
Securities gains (losses)	4	3
Noninterest expense	20,186	19,807
Income (loss) before income taxes	(2,036)	6,186
Income taxes	(1,424)	1,380
Net income (loss)	$(612)	$4,806

PER SHARE DATA:
Net income (loss) per share, basic	$(0.16)	$1.29
Net income (loss) per share, diluted	$(0.16)	$1.28
Cash dividends	$0.48	$0.53
Average basic shares outstanding	3,742,725	3,728,316
Average diluted shares outstanding	3,761,143	3,747,247

PERFORMANCE RATIOS:
Net interest margin(1)	3.62%	3.55%
Return on average assets	(0.10%)	0.80%
Return on average equity	(1.09%)	8.98%
Efficiency ratio(2)	75.50%	74.96%

Net loan charge-offs	$9,198	$1,276
Net loan charge-offs to average loans	2.04%	0.29%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.